                                                                    EXHIBIT 10-M


                              EMPLOYMENT AGREEMENT


         AGREEMENT, made as of October 11, 1994, between Unimed
Pharmaceuticals, Inc., a Delaware corporation with an office at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089 (the "Company"), and Stephen M. Simes, 1173 RFD, Long Grove, Illinois 60047 (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Company desires that Executive be employed with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

                                 1.  EMPLOYMENT

         The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company through the Chairman of the Board. The Company shall appoint Executive as a Director of the Company no later than the date hereof. In addition, the Company shall nominate Executive as a nominee for director and solicit proxies for his election for so long as this Agreement is in effect.

                                    2.  TERM

         Executive's employment under this Agreement shall begin on October 25, 1994, (the "Employment Date") and shall continue until terminated in accordance with the terms hereof.

                                3.  COMPENSATION

         As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of the Company and any of its subsidiaries, the Company agrees to pay, or cause to be paid, for Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $200,000. Executive's annual salary hereunder of the remaining years of employment shall be determined by the Board of Directors in its sole discretion provided, however, that salary can not be reduced. Any reduction in salary shall be viewed as involuntary termination. In addition, Executive shall be entitled to bonuses of up to 40% of Executive's annual salary, as may be determined by the Board of Directors in its sole discretion. Executive shall not be entitled to any additional compensation for his service as a director of the Company.

                                  4.  EXPENSES

         The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code, as amended from time to time, and regulations promulgated thereunder.

                               5.  OTHER BENEFITS

                 (a) Executive shall be entitled to a vacation allowance of not less than four (4) weeks per annum and to participate in and receive any other benefit customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Board of Directors of the Company. Promptly following the date hereof, the Company agrees to obtain supplementary insurance coverage in favor of Executive in order that he will receive the maximum long-term disability insurance benefit allowed by applicable law. Unused annual vacation may not be carried over to other years without the consent of the Board of Directors excepting those instances in which Executive has been unable to utilize fully his annual vacation entitlement due to Company business matters and needs.

                 (b) The Company shall pay Executive a monthly automobile allowance of $850.

                 (c) The Company agrees to obtain term insurance on the life of Executive in an amount equal to $1.1 million. Such insurance shall be payable on Executive's death to a beneficiary which he may designate.

                 (d) As of December 1, 1994, the company shall provide Executive $175,000 pursuant to the terms of a promissory note, the terms of which will be agreed to between the Company and Executive. The interest rate shall be Prime interest rate, plus one percent, unless a lower rate is approved by the Board of Directors. Executive agrees to repay the loan, plus all accrued interest thereon, upon termination of this Agreement; provided, however, that in the event of termination by reason of death or disability of Executive or if the Company shall terminate Executive's employment for any reason which would not constitute justifiable cause (as defined herein), then such repayment date shall be extended for ninety (90) days. Such loan shall be fully collateralized by Executive's shares of stock in Bio-Technology General Corp.

                               6.  STOCK OPTIONS

                 (a) The Company will recommend to the Compensation and Stock Option Committee of the Board of Directors (the "Committee") that Executive be granted, at the next regular meeting of the Board of Directors subsequent to the date herein, an incentive stock option subject to the terms and conditions of the Company's 1991 Stock option plan (the "Option Plan") as amended, to purchase 300,000 shares of the Company's Common Stock (the "Options"), at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant. 50,000 shares shall vest immediately. 150,000 option shares shall vest at a rate of 25% in each of the first four years of employment, becoming exercisable on each successive anniversary date of the Employment until 200,000 shares shall be fully exercisable.

                 (b) The remaining 100,000 shares (the "Additional Shares") shall vest as to 25,000 shares on the first anniversary date of employment, with an additional 25,000 shares becoming vested on each successive anniversary date of the Employment until all of the Additional Shares shall be fully vested, but vested Additional Shares shall only become exercisable after the closing price of the Company's common stock, as reported by NASDAQ, has reached a price equal to $5.00 per share for ten (10) successive trading days (the "threshold"). If any of the Additional Shares have not yet vested at the time that the Threshold has been achieved, such Additional Shares shall become exercisable upon vesting regardless of the price of the Company's common stock on the vesting date.

                                   7.  DUTIES

                 (a) Executive shall actively manage the day-to-day business of the Company and shall set corporate policies, under the direction of the Board of Directors. Executive shall represent the Company in dealings with the public and shall supervise the carrying out of all orders and resolutions of the Board of Directors.

                 (b) Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries by which he may be employed; and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder.

                 (c) All fees, compensation or commissions received by Executive during the term of this Agreement for personal services (including, but not limited to, commissions and compensation received as a fiduciary or a director, and fees for lecturing and teaching) rendered at the request of the Company shall be paid to the Company when received by Executive, except those fees that the Board of Directors determines may be kept by Executive.

                 (d) Nothing In this Agreement shall be construed to prevent Executive (i) from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments: or (ii) from serving as a director of Bio-Technology General Corp, or any other company engaged in businesses which do not compete with the business of the Company.

             8.  TERMINATION OF EMPLOYMENT:  EFFECT OF TERMINATION

                 (a) Executive's employment hereunder may be terminated at any time upon written notice from the Company to Executive:

                          (i) upon the determination by the Board of Directors that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days' prior written notice to Executive; or

                          (ii) upon the determination by the Board of Directors that there is justifiable cause (as hereinafter defined) for such termination upon ten(10) days' prior written notice to Executive.

                 (b)      Executive's employment shall terminate upon:

                          (i)     the death of Executive; or

                          (ii) the "disability" of Executive (as hereinafter defined pursuant to subsection (c) herein) pursuant to subsection (f) hereof.

                 (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

                  (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to: (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Executive's performance of any act or his failure to act, for which it is determined by independent counsel retained by the Board of Directors (which may be counsel for the Company), after due inquiry in which Executive is given the opportunity to be heard, that if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred; (iii) any unauthorized disclosure by Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; (iv) any attempt by Executive to secure any improper personal profit in connection with the business of the Company or any of its subsidiaries; (v) the failure by Executive to devote his full working time to the affairs of the Company and its subsidiaries; (vi) the engaging by Executive in any business other than the business of the Company and its subsidiaries which interferes with the performance of his duties hereunder; or (vii) Executive's repeated and willful failure to follow the instructions of the Board of Directors of the Company (other than instructions which are illegal or improper) provided, however, that with respect to the conduct described in subsections (v), (vi) and (vii) above, justifiable cause shall only exist where such conduct shall not have ceased or offense cured within 30 days following written warning from the Company that sets forth in reasonable detail the facts claimed to provide a basis for such termination.
In any event of justifiable cause, the Company must provide Executive with written notice, prior to such termination, which shall set forth in reasonable detail the facts claimed to provide a basis for such termination. Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary as has been accrued through the date of his termination of employment and reimbursement of expenses pursuant to Section 4 hereof.

                 (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary as has been accrued through the date of his death and such bonus, if any, as the Board of Directors, in its sole discretion may determine to award taking into account Executive's contributions to the Company prior to his death.

                 (f) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any) as provided herein until the later of: (i) the date of his termination of employment for disability in accordance with this Agreement, or (ii) the date upon which he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof. Any termination pursuant to this subsection (f) shall be effective on the date 30 days after which Executive shall have received written notice of the Company's election to terminate.

                 (g) Executive may terminate his employment at any time upon 30 days' prior written notice to the Company. Upon Executive's termination of his employment hereunder, this Agreement (other than Sections 4, 8, 10, 11, 12, and 13, which shall survive) shall terminate immediately. In such event, Executive shall be entitled to receive such portion of Executive's annual salary as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.

                 (h) Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is involuntarily terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company shall (i) pay to Executive, in full satisfaction and in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof and payments due under sections (ii) and (iii) below), a severance benefit in an amount equal to his then annual salary, payment shall be made on a semi-monthly basis in accordance with the Company's normal payroll cycle, (ii) continue to allow Executive to participate, at the company's expense and to the same extent that Executive had participated prior to termination of his employment, in the Company's health insurance and long-term disability insurance, to the extent permitted under such programs, until the earlier of (x) one year or (y) Executive becoming eligible to participate in another employer's group health insurance and long-term disability plans and (iii) continue to provide Executive, at the Company's expense, with term life insurance, as provided in
Section 4(c) above, until the earlier of (x) one year, or (y) Executive obtaining full-time employment. Executive shall immediately notify the Company of his acceptance of a position with a new employer, together with the specific date on which Executive shall become eligible for coverage in such new employer's health and disability insurance programs, such notice to be given within 15 days following commencement of such employment.

                 (i) Far purposes of subsection (h) above of this Section 8, Executive shall be deemed to have been "involuntarily terminated" if there has been (i) a reduction in his compensation or benefits (other than an across the board reduction in benefits which is made prospectively for all similarly situated executives), (ii) a reassignment of Executive to a position of lesser rank or status, or (iii) a relocation of Executive outside of the Chicago area without his consent.

                 9.  REPRESENTATION AND AGREEMENTS OF EXECUTIVE

                 (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder or requiring him to perform employment, consulting, business related or similar duties for any other person. The Company acknowledges that Executive is currently a director of Bio-Technology General Corp.

                 (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by an insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

                             10.  NON-INTERFERENCE

                 Executive agrees that for a period of one year following the termination of Executive employment hereunder, Executive shall not, directly or indirectly, request or cause any collaborative partners, universities, governmental agencies, contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit from the Company any employee of the Company.

                        11.  INVENTIONS AND DISCOVERIES

                 (a) Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

                 (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter, provided however, that Executive shall be compensated in a timely manner at the rate of $100.00 per hour (with a minimum of $500 per day), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after termination of his employment hereunder.

                12.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                 (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or make accessible

(other than as is required in the regular course of his duties or is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of the Company), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this Section 12 by Executive.

                 (b) All information and documents relating to the Company and its affiliates as hereinabove described shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

                           13.  SPECIFIC PERFORMANCE

                 Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11, or 12 (the "Restrictive Covenants"), the Company shall have, in addition, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

                          14.  AMENDMENT OR ALTERATION

                 No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

                               15.  GOVERNING LAW

                 This Agreement shall be governed by the laws of the State of Illinois applicable to agreements made and to be performed therein.

                               16.  SEVERABILITY

                 The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

                                  17.  NOTICES

                 Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

                             18.  WAIVER OR BREACH

                 It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

                    19.  ENTIRE AGREEMENT AND BINDING EFFECT

                 This agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

                                 20.  SURVIVAL

                 The termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Section 4, 8, 10, 11, 12 and 13 hereof.

                            21.  FURTHER ASSURANCES

                 The parties should execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

                                 22.  HEADINGS

                 The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.


                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                        UNIMED PHARMACEUTICALS, INC.


                                        By:  /s/  John Kapoor
                                           -------------------------------


                                          /s/  Stephen M. Simes
                                        ----------------------------------
                                        Stephen M. Simes


Attested by:
            ---------------------